Exhibit 99.2

[The SCO Group, Inc. Letterhead]

Via Telecopy 914-232-8094
& 914-234-6200

November 17, 2003

David Boies, Esq.

Boies, Schiller & Flexner LLP

333 Main Street

Armonk, New York  10504

Re:       The SCO Group, Inc.

Dear Mr. Boies:

In accordance with your letter of October 24, 2003, we have agreed to pay Boies, Schiller & Flexner LLP, Angelo, Barry & Bolt, P.A. and Berger Singerman (collectively, the “Law Firms”), an aggregate of $1 million and to issue, pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “1933 Act”) 400,000 shares of SCO common stock to the Law Firms on or before March 1, 2004, and such shares will be fully registered under the 1933 Act and freely resaleable by the Law Firms, as compensation related to our recent private placement transaction.

We have also agreed to pay the Law Firms $1.6 million in connection with certain licensing arrangements we have entered into.  We also confirm that the Law Firms’ expanded scope of representation of the SCO Group, Inc. includes (i) representing us in connection with the Red Hat, Inc. litigation, (ii) defending us in connection with the IBM counterclaim, and (iii) pursuing our potential claims against third parties arising out of the USL/BSDI settlement.  We agree that your work on defense matters will be billed at your standard hourly rates.  Additionally, you no longer need to bill against any amounts remaining in the retainer as that amount has been earned as of October 31, 2003.

Once the registration statement covering the referenced shares is declared effective, we will issue the certificates for the foregoing shares in accordance with instructions you provide us.

We look forward to our continuing relationship.

Sincerely,

/s/ Darl C. McBride

Darl C. McBride
President & CEO